EXHIBIT 99.1

       MICKEY BRANDT JOINS INKSURE TECHNOLOGIES AS CHIEF FINANCIAL OFFICER

FT. LAUDERDALE, Florida, July 19, 2006 - InkSure Technologies Inc. (OTC Bulletin
Board: INKS - NEWS), a leading provider of covert machine-readable security solutions for the prevention of counterfeiting, fraud and diversion, today announced that Mickey Brandt will join the Company's executive management team as Chief Financial Officer in mid-September, 2006. Mr. Brandt will replace Eyal Bigon, the Company's previous CFO, who has resigned after approximately 5 years with the Company in order to pursue other business opportunities. Until mid-September, Mr. Brandt will work closely with Mr. Bigon to assure a smooth transition. Mr. Bigon will remain available for ongoing consultation in the near future.

Mr. Bigon has also resigned as CEO of the Company's InkSure Ltd. subsidiary. Yaron Meerfeld will assume the CEO position at InkSure Ltd. In addition to his role as Chief Operating Officer of the parent company.

For the past 4.5 years, Mr. Brandt served as the Chief Financial Officer of Mofet Venture Capital Fund, an Israeli venture capital fund that trades on the Tel Aviv Stock Exchange. At Mofet, he was responsible for all financial activities of the fund and provided financial assistance and advice to the fund's portfolio companies.

During the years 1998-1999, Mr. Brandt served as Chief Financial Officer of CogniTens 3D Vision Systems Ltd., a leading 3D vision measurement systems provider for the automotive and aerospace industries. His responsibilities included the establishment of all accounting, human resources, and administrative infrastructure at the company, in addition to the opening of subsidiaries in Japan and Germany.

From 1994 to 1998, Mr. Brandt was Chief Financial Officer of Magal Security Systems Ltd. (Nasdaq: MAGS), a global leader in advanced computerized security systems, where he was responsible for the overall financial operations of the company and its subsidiaries in North America and Europe, and prepared all filings with the U.S. Securities and Exchange Commission. Mr. Brandt orchestrated Magal's secondary offering on NASDAQ and was responsible for corporate and financial due diligence matters relating to acquisitions in Israel and abroad.

Mr. Brandt is a Certified Public Accountant (Israel). He holds a B.A. Degree in Accounting and Economics from Tel Aviv University and an MBA from the Graduate School of Business Administration (Northeastern University) in Boston.

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"We are very pleased to welcome Mr. Brandt to our senior management team as our new CFO," stated Elie Housman, Chief Executive Officer of InkSure Technologies Inc. "Mickey brings a unique blend of start-up and corporate experience to our organization, and we expect him to play a key role in the successful implementation of our aggressive growth strategy in coming years."


"I would also like to express the appreciation of our Board of Directors for Eyal Bigon's service and contributions to InkSure as CFO during the past approximately 5 years," continued Housman. "We wish him the best in his future business endeavors."

"I am very proud to have served as InkSure's CFO during a period when the Company progressed from start-up to an innovative provider of covert machine-readable security solutions on a global scale," noted Mr. Bigon. "I am confident that InkSure's technology will play a major role in the battle against counterfeiting and diversion by empowering businesses, governments and institutions with the ability to identify counterfeit products and manage their logistical infrastructures more effectively."

ABOUT INKSURE TECHNOLOGIES INC.

InkSure Technologies Inc., with its corporate headquarters in Ft. Lauderdale, Florida and its research and development center in Science Park, Rehovot, Israel, specializes in comprehensive, covert security solutions designed to protect high profile brands and documents of value from counterfeiting, fraud and diversion. The Company's sales and marketing activities target a number of market opportunities, including financial, pharmaceutical, branded products, transportation, and government/institutional, on a global scale. The Company's R&D activities include the development of "chipless" RFID technology for affordable item-level secure logistics and track-and-trace applications.

The Company's common stock is listed on the OTC Bulletin Board under the symbol "INKS". Additional information on the Company is available on its website at http://www.inksure.com.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although InkSure (the "Company") believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Important factors that could cause actual results to differ materially from the forward-looking statements include the Company's need to obtain substantial additional capital (through financings or otherwise) to fund its operations, the progress of development, government and regulatory approvals and licensing/commercialization of the Company's technologies, and other factors noted in the Company's periodic report filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

       James Assaf, CEO, U.S. Operations at +1-954-772-8507 or via e-mail at jassaf@inksure.com

                                       or

    RJ Falkner & Company, Inc., Investor Relations Counsel at +1-800-377-9893
                      or via e-mail at info@rjfalkner.com